News Release	EXHIBIT 99.1

P.O. Box 110       •       Route 5       •       South Deerfield      •       MA       •       01373-0110

FOR IMMEDIATE RELEASE	Contact:	Bruce H. Besanko
(413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS RECORD
FISCAL 2005 FIRST QUARTER RESULTS
First Quarter Sales Up 12% and EPS Up 10%

South Deerfield, MA -April 27, 2005 - The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the first quarter ended April 2, 2005 set a new first quarter record. Total sales for the first quarter were $119.3 million, a 12% increase over the year ago quarter. Total Company comparable sales for the first quarter were an increase of 4%. Wholesale sales were $67.4 million, an 11% increase over the year ago quarter; and wholesale comparable sales increased 5%. Retail sales were $51.8 million, a 13% increase over the fiscal 2004 first quarter. Comparable sales in the 295 retail stores that have been open more than one year and mailorder hub increased 2% and retail comparable store sales increased 1% in the first quarter.

Yankee opened 13 new Yankee Candle retail stores during the first quarter and ended the quarter with 355 stores in 42 states. The Company also operated two Old Farmer’s Almanac test concept stores at the end of the first quarter.

Operating profit for the fiscal 2005 first quarter increased 4% to $18.8 million, from $18.1 million for the prior year quarter.

Net income for the fiscal 2005 first quarter increased 3% to $10.8 million, or $0.23 per common share on a diluted basis, from $10.5 million, or $0.21 per common share on a diluted basis for the prior year quarter.

“Yankee recorded another quarter of strong and record results. Both our retail and wholesale segments exceeded our sales targets while EPS was within the guidance we had provided during our last conference call on February 16, 2005,” said Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer.

“We are particularly pleased with the performance of our wholesale segment, which posted 11% sales growth on top of 14% sales growth in the first quarter of 2004. This was achieved in an increasingly challenging independent gift channel market, and a continued broad-based cautious open-to-buy environment in our national accounts.”

The Company also provided information on several balance sheet items. Inventory declined 5% from the prior year quarter-end. The $27.7 million decline in Stockholders’ Equity since year end 2004 was due to stock repurchase activity, offset in part by first quarter net income. The $21.1 million decline in accrued income taxes since year end 2004 was due primarily to the payment of approximately $25.8 million of federal and state income taxes in March, offset in part by the income tax provision in the first quarter.

During the fiscal 2005 first quarter the Company purchased a total of 1,286,475 shares of its Common Stock for an aggregate purchase price of $39.9 million, pursuant to its stock repurchase program announced on December 7, 2004.

The Company also updated its sales and EPS guidance for fiscal 2005. For the full year the Company expects approximately 10%-11% total sales growth, including 9%-10% in the second quarter. For the full year the Company expects 13%-14% growth in diluted earnings per share, including 6%-12% in the second quarter. The EPS guidance does not include the benefit from any additional stock that may be repurchased in 2005.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2005 first quarter. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About

Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 35 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 16,100 store locations, a growing base of Company owned and operated retail stores (357 located in 42 states as of April 2, 2005), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,300 store locations (through its distribution center located in Bristol, England).

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2005, and the second quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	April 2, 2005			April 3, 2004
Sales:
Retail	$51,819	43.45%		$45,904	43.09%
Wholesale	67,436	56.55%		60,615	56.91%

Total sales	119,255	100.00%		106,519	100.00%

Cost of sales	54,424	45.64%		47,372	44.47%

Gross profit	64,831	54.36%		59,147	55.53%

Selling expenses:
Retail	28,340	54.69	%(A)	24,571	53.53	%(A)
Wholesale	4,153	6.16	%(B)	3,281	5.41	%(B)

Total selling expenses	32,493	27.25%		27,852	26.15%

General & administrative expenses	13,532	11.35%		13,240	12.43%

Income from operations	18,806	15.77%		18,055	16.95%
Interest income	(6)	-0.01%		(5)	0.00%
Interest expense	936	0.78%		809	0.76%
Other income	218	0.18%		(92)	-0.09%

Income before provision for income taxes	17,658	14.81%		17,343	16.28%
Provision for income taxes	6,887	5.78%		6,850	6.43%

Net income	$10,771	9.03%		$10,493	9.85%

Basic earnings per share	$0.23			$0.21

Diluted earnings per share	$0.23			$0.21

Weighted average basic shares outstanding	46,877			50,281
Weighted average diluted shares outstanding	47,312			50,692

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 2, 2005	January 1, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,135	$36,424
Accounts receivable, net	33,919	28,231
Inventory	47,905	46,901
Prepaid expenses and other current assets	8,606	8,112
Deferred tax assets	4,129	3,876

Total Current Assets	112,694	123,544
Property, Plant And Equipment, net	124,976	126,365
Marketable Securities	1,807	1,499
Deferred Financing Costs	374	451
Deferred Tax Assets	82,439	84,697
Other Assets	10,160	9,803

Total Assets	$332,450	$346,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$20,793	$20,246
Accrued payroll	10,185	14,492
Accrued income taxes	5,164	26,264
Other accrued liabilities	11,752	18,435

Total Current Liabilities	47,894	79,437
Deferred Compensation Obligation	1,848	1,659
Long-Term Debt	120,000	75,000
Deferred Rent	10,791	10,600
Stockholders’ Equity	151,917	179,663

Total Liabilities And Stockholders’ Equity	$332,450	$346,359

The Yankee Candle Company, Inc.
April 27, 2005 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	13	13	357
Wholesale Customer Locations — North America (4)	450	450	16,050
Wholesale Customer Locations — Europe	100	100	2,300
Square Footage — Gross	18,096	18,096	671,893
Square Footage — Selling	14,508	14,508	532,882
Total Company Comp Sales Increase %	4%	4%
Wholesale Comp Sales Increase %	5%	5%
Retail Comp Store Sales Increase %	1%	1%
Retail Comp Store Count	295	295	295
Retail Comp Store Sales Incr. %, excl. S.Deerfield	1%	1%
Retail Comp Store & Hub Sales Increase %	2%	2%
Sales per Square Foot (1)		$595
Store Count		297
Average store square footage, gross (2)		1,648
Average store square footage, selling (2)		1,270
Gross Profit *
Retail $	$31,441	$31,441
Retail %	60.7%	60.7%
Wholesale $	$33,390	$33,390
Wholesale %	49.5%	49.5%
Segment Profit *
Retail $	$3,102	$3,102
Retail %	6.0%	6.0%
Wholesale $	$29,236	$29,236
Wholesale %	43.4%	43.4%
Depreciation & Amortization *	$5,908	$5,908
Inventory per Store	$37,000
Inventory Turns	4.6	4.5 (3)
Capital Expenditures *	3,956	3,956

*	Dollars in thousands

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Excludes S. Deerfield Flagship Store. Includes two Old Farmer’s Almanac test stores.

(3)	Rolling four quarters.

(4)	Rounded.